Exhibit 99.1
January 16, 2009
Eric Lai, Ph.D.
[Address]
Dear Eric,
I am pleased to extend an offer of employment to you for the position of Senior Vice President, Research and Development, initially reporting to me. Your hire date is anticipated to be on or around February 2, 2009. The details of this offer are:

Base Salary:	You will receive an annualized base salary of $360,000., paid bi-weekly in accordance with Gen-Probe’s regular payroll cycle.

Stock Options:	You will be eligible to participate in Gen-Probe’s Employee Stock Option Plan with an initial grant of 25,000 stock options. All stock option grants are subject to the vesting schedule and terms and conditions outlined in the Plan document. More detailed information about your stock options will be provided to you once you are on board.

Bonus:	You will be eligible to participate in the 2009 Employee Bonus Plan with a target bonus of 35% of your annual base salary, prorated from your date of hire. Any bonus paid under this Plan will be dependent upon the achievement of corporate financial goals and your individual performance. The 2009 bonus will be paid in March 2010. Further details of the Plan will be provided once you are on board.

Sign-on Bonus	On the first pay date after your date of hire, you will receive a sign-on bonus in the amount of $25,000, less applicable payroll taxes. In the event that you resign from Gen-Probe within 24 months from your date of hire, you would be responsible to reimburse Gen-Probe the full amount of the sign-on bonus paid to you.

Benefits:	You will be eligible for comprehensive health, dental and eye care insurance benefits for yourself and your eligible dependents, effective on your date of hire with a nominal contribution of $40.00 per pay period for coverage for yourself and your eligible dependents. In addition, you will be eligible for other benefits, which are outlined on the attached benefits summary.

Relocation Assistance:	In order to assist you in your move from Chapel Hill, NC to San Diego, you will be provided certain relocation benefits. Since some relocation expenses are considered compensation, you may incur a tax liability resulting from this move. Gen-Probe classifies relocation benefits as either “qualified” or “non-qualified”.

Qualified benefits are not taxable and will therefore be paid directly to the vendor by Gen-Probe. They are:

1. Expenses associated with packing, unpacking, transporting and reasonable storage if needed, of normal household furnishings per Gen-Probe policy.

2. Transportation for you and your immediate family on your final move to San Diego. (Mileage reimbursement is limited to $.18 per mile per IRS regulations.)

Non-qualified benefits are subject to payroll tax withholdings specified by you and required by state and federal authorities. However, to assist in offsetting income tax obligations incurred by your relocation, Gen-Probe will gross-up the payments made directly to you or to others on your behalf for bona fide non-qualified relocation expenses. Non-qualified relocation expenses are.

1. Expenses associated with one house-hunting trip to San Diego for you and your spouse for up to 5 days.

2. Closing costs on the purchase of your new home, to a maximum of the lower of two percent of the cost of your home or $30,000.

3. Temporary housing expenses, which will be covered by a lump sum payment made to you in the amount of $12,000. This payment will be made within one week of your hire date.

Should you resign from Gen-Probe within 24 months from the date you receive your full relocation benefit, you would be responsible to reimburse Gen-Probe the full amount of the relocation expenses paid to you or on your behalf.
This offer is contingent upon a successful background and reference check. Additionally, as a condition of this offer of employment, you are required to submit to and successfully pass a pre-employment drug screen. If the drug screen results demonstrate the presence of unprescribed drugs, controlled substances or an unacceptable level of alcohol, this offer of employment would be deemed withdrawn and you would not become employed by Gen-Probe. A representative from our Human Resources department will contact you to arrange for the drug screen and the background check once you have accepted this offer.
Copies of Gen-Probe’s Proprietary Information and Inventions Agreement and Employee Arbitration Agreement are being mailed to you under separate cover. This offer is contingent upon your executing and returning these agreements in advance of your start date. Should you have any questions regarding the Agreements, we encourage you to seek professional legal assistance prior to executing these documents.
We are very excited about the prospect of your joining our team and are eager to learn of your decision. This offer will remain open until January 31, 2009. We are confident that you have much to contribute to the success of Gen-Probe. The strength of our technology and products, the quality and experience of our people and your presence will facilitate this success.
Sincerely,
/s/ Carl W. Hull
Carl Hull
President and COO
I accept this offer of employment and the terms described above:

/s/ Eric Lai, Ph.D.	January 30, 2009	February 2, 2009

Signature	Date	Proposed Start Date